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Exhibit 5.1

19 March, 2003

Bookham Technology Plc
90 Milton Park
Abingdon
Oxfordshire
OX14 4RY

Ladies and Gentlemen,

        Registration Statement on Form F-3

        This opinion is furnished to you in connection with a Registration Statement on Form F-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 61,000,000 ordinary shares, 1/3p par value per share, in the form of ordinary shares or American Depositary Receipts, (the "Shares"), of Bookham Technology plc, a public limited company incorporated under the laws of England and Wales (the "Company"). The Shares are being registered on behalf of certain shareholders of the Company (the "Selling Shareholders").

        We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the memorandum of association and the articles of association of the Company, as amended to date, and such records of meetings of the shareholders and the board of directors of the Company and other documents as we have deemed necessary for the purposes of rendering the opinion hereinafter set forth.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

        We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable U.S. state securities or "blue sky" laws.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued.

        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. We express no opinion as to the laws of any jurisdiction other than England and Wales. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

        It is understood that this opinion is to be used by you only in connection with the offer and sale of the Shares while the Registration Statement is in effect. It may not be otherwise used, disseminated, published, circulated, quoted, referred to or relied upon, for any other purpose or by any other person or entity without our prior written consent.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

        This opinion is governed by English law.

Yours faithfully,
By:	/s/ HALE AND DORR Hale and Dorr

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  Exhibit 5.1